EXHIBIT 10.1

Deborah K. Wintner
CHRO, Tools & Outdoor
Stanley Black & Decker, Inc.

May 2, 2023

Chris Nelson

Dear Chris,

I am pleased to offer you the position of COO, EVP and President Tools & Outdoor, at Stanley Black & Decker, Inc. (the “Company”). Your appointment is subject to approval by the Company’s Board of Directors (the “Board”), and your compensation package as outlined herein is subject to approval of the Compensation and Talent Development Committee of the Board (the “Compensation Committee”). This is a full time, salaried exempt position. You will report directly to Don Allan, President & CEO.

Your annual base salary (the “Base Salary”) will be $850,000, subject to applicable deductions and withholdings. The Base Salary will be paid in accordance with the Company’s normal payroll practices.

TARGETED START DATE: Your anticipated start date is June 14, 2023. The finalization of your start date will be determined once the contingencies in this offer have been satisfactorily met.

ANNUAL BONUS INCENTIVE: You will participate in the Corporate Management Incentive Compensation Program per the terms and conditions of the plan. Your 2023 target bonus is 120% of your Base Salary with a 60% threshold and 240% maximum of your base salary, payable by March 15, 2024; your target, threshold, and maximum for future years will be determined by the Board. For 2023, you will receive a MICP bonus to the extent earned based upon business performance with a weighting of 50% Corporate and 50% Tools & Outdoor metrics for the full calendar year; in addition, your entire Base Salary will be used in determining the amount of your 2023 MICP bonus (rather than a prorated amount that reflects only the amount of salary payable from your start date until December 31, 2023). As a condition of participating in the MICP, you are required to sign and return a restrictive covenant agreement, which is attached to this offer letter.

LONG-TERM INCENTIVES:

As part of your annual compensation package, you will be eligible to participate in the Annual Long-Term Incentive Program pursuant to the Company’s 2022 Omnibus Award Plan or a successor thereto.

2023 Equity Grant: Within 30 days of your start date, you will receive $3.6 million of equity grants (as determined for financial reporting purposes) expected to be comprised of a mix of 50% Performance Share Units (LTIP PSUs), 25% Stock Options and 25% Restricted Stock Units (RSUs). The Stock Option and RSU grants will vest 1/3 per year over three years. The 2023-2025 LTIP PSU program is tied to specific corporate goals over the Program’s three-year measurement period. Shares will be delivered after the completion of the three-year performance period to the extent that the performance goals are achieved.

Annual Equity Grant: Equity grants are typically made in February of each year. For your 2024 and future grants, you will receive $3.6 million of equity grants (as determined for financial reporting purposes), expected to be comprised of a mix of 50% Performance Share Units (LTIP PSUs), 25% Stock Options and 25% Restricted Stock Units (RSUs). While the terms of all equity grants are subject to Board approval at the time of grant and your continued active employment, this $3.6 million annual grant value is viewed as a floor value that is subject to periodic review. The Stock Option and RSU grants will typically vest 1/3 per year over three years. The 2024-2026 LTIP PSU program will be tied to specific corporate goals over the Program’s three- year measurement period. Shares will be delivered after the completion of the three-year performance period to the extent that the performance goals are achieved.

One-Time Equity Incentives: In addition to the 2023 and annual equity grants described above, you will also receive a one-time RSU grant within 30 days of your start date (the “Sign-on RSU Grant”). The grant will have a total fair value of $5.5 million. This Sign-on RSU Grant will vest 1/3 per year over three years on each anniversary of the grant date; provided, however, that, you will fully vest in this grant on your termination of employment if, before the third anniversary of the grant date, either (a) the Company involuntarily terminates your employment without Cause, or (b)(1) the Board announces that someone other than you has been selected to succeed Donald Allan, Jr., as the next Chief Executive Officer of the Company (“CEO”) and (2) you voluntarily terminate your employment with the Company within thirty (30) days of such announcement.

Long-term incentive grants are subject to review and approval by the Board of Directors and to the terms of the Company’s 2022 Omnibus Award Plan (or a successor thereto) and any applicable award agreements.

RELOCATION: You will be eligible for the Guaranteed Buy Out Relocation Policy as described in the enclosed materials when you are ready to relocate (expected in summer 2025). As part of this program, you will receive a moving allowance of $5,000 to cover incidental moving expenses once you have moved. To be eligible for any relocation benefit you must first sign the Relocation Expense Agreement, which can be found on the last page of the enclosed Relocation Policy. No relocation benefit will be provided until the Company has received your signed Relocation Expense Agreement.

MONTHLY TRAVEL STIPEND: The Company will confer with you in determining an appropriate monthly travel stipend, which shall be subject to applicable deductions and withholdings, to cover travel expenses in connection with your travel between your residence in North Carolina and the Company’s offices (the “Travel Stipend”) until the earliest to occur of (a) 24 months after your start date with the Company or (b) the permanent relocation of your primary residence (the “Relocation”). The amount of this Travel Stipend is expected to be subject to periodic review. The Travel Stipend payments are subject to you being actively employed and in good standing with the Company on the date of each payment, and they will discontinue if your employment is terminated for any reason. The Travel Stipend is not part of your Base Salary and as a result, it will not be considered in the calculation of MICP or any other applicable incentives or benefits, nor can the Travel Stipend be contributed to a retirement account.

BENEFITS: You will accrue Paid Time Off (PTO) at a rate of 4 weeks each year. PTO is subject to the terms of the corporate policy. You will be eligible to enroll in medical, dental, vision, flexible spending accounts, group legal, disability and life insurance coverage effective on the first of the month following your date of hire, subject to the terms of the applicable plans. A benefits guide is enclosed with this offer letter.

You will become eligible for the Stanley Black & Decker Retirement Account Plan (“RAP”) on the first of the month following your date of hire, subject to the terms of the plan. The RAP offers a 401(k) savings vehicle, to which you can defer on a pre-tax, Roth or non-Roth after-tax basis, with a company match of 50% on employee pre-tax or Roth contributions of up to 7% of your pay (subject to limits in the Internal Revenue Code). In addition, regardless of your own contributions, Stanley Black & Decker will make a quarterly Core contribution to your RAP account of 2%, 4% or 6% of your pay up to applicable IRS limits based on your age (2% to age 39, 4% ages 40-54, and 6% age 55 and above). Beginning in 2024, you will be eligible to participate in the Stanley Black & Decker Supplemental Retirement Account Plan, which is a non-qualified deferred compensation plan that provides benefits that mirror the RAP but takes into account compensation above the Internal Revenue Code limits that apply to the RAP.

Through the Company’s Employee Stock Purchase Program (ESPP), you may be eligible to purchase company stock up to 15% of your base pay annually (capped at $21,250), at a minimum of 15% below the market price. Annual enrollment occurs once a year, mid-November to mid-February. You must have 90 days of employment prior to the close of the annual enrollment period to be eligible to enroll. The annual enrollment period is announced in mid- November of each year.

PERQUISITES: You will be eligible for the following perquisites as described in the enclosed Executive Compensation Booklet.

SBD Company Products: You are eligible to receive up to $5,000 per year in SBD Company products (at standard cost).

Executive Life Insurance Program: Death benefit of 3X base salary and retirement cash funding if at the time of termination, you have 10 years of service and are age 55 or older.

Executive Long-Term Disability Insurance: Monthly LTD Benefit for qualifying disabilities equal to up to 60% of Monthly Earnings (a maximum of $35,000 monthly)

Executive Physical Program: An annual comprehensive medical examination and appropriate screening with an annual allowance up to $5,000.

Executive Financial and Estate Planning Program: Financial planning services with a professional of your choice with an annual allowance up to $15,000.

STOCK OWNERSHIP, CHANGE IN CONTROL, AND SEPARATION: As an Executive Officer, you will be subject to the attached Stock Ownership Guidelines. The ownership target of Company stock is five times your Base Salary.

Shortly after you join the Company, subject to Board approval, we expect to execute a Change in Control agreement that will provide you with a 2.5x total cash benefit (Base Salary + average 3-year annual (MICP) bonus) upon a double trigger event (i.e., Change in Control and involuntary termination without Cause) (the “Change in Control Agreement”).

If the Company terminates your employment involuntarily, in the absence of your material violation of a Company rule or your material misconduct, subject to you timely signing a valid release of claims in a form acceptable to the Company, you will be entitled to one year of Base Salary (payable as salary continuation payments under the Company’s normal payroll cycle) as severance during which time life, health and welfare benefits shall continue as if you were actively employed (or, if the Company cannot provide these benefits to a former employee, it shall provide you a cash payment equal to the Company’s cost of providing such benefits); disability coverage, as well as certain voluntary and retirement benefits, will cease upon termination. In addition, you would receive a pro-rated annual bonus payout, to the extent earned in relation to the performance metrics, based on the number of complete months of your active service during the year of any such involuntary termination without Cause. In addition, as described above, if you are involuntarily terminated without Cause, any remaining unvested portion of your Sign-on RSU Grant shall immediately vest.

For purposes of this letter, “Cause” shall mean (i) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) that has not been cured within thirty (30) calendar days after the Company delivers a written demand for substantial performance to you, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties, or (ii) your willful engagement in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise; provided, however, that (x) no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.
This letter shall be interpreted to ensure that the payments contemplated hereby are exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); provided, however, that nothing in this letter shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from you to the Company or to any other individual or entity. Any payment by the Company that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. Each such payment shall be considered to be a separate payment for purposes of Section 409A. If, upon separation from service, you are a “specified employee” within the meaning of Section 409A, any payment that is subject to Section 409A and would otherwise be paid within six months after your separation from service will instead be paid in the seventh month following your separation from service (to the extent required by Section 409A(a)(2)(B)(i)). Any taxable reimbursement due under the terms of this agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv). If the period during which you have discretion to execute or revoke a release straddles two calendar years, the Company shall make the payments that are conditioned upon the release no earlier than January 1st of the second of such calendar years, regardless of which taxable year you actually deliver the executed release to the Company.

OTHER: Please be aware that your employment at Stanley Black & Decker will be strictly on an “at-will” basis and as such is terminable by either the Company or you at any time and for any reason. Stanley Black & Decker does not recognize any contract of employment in the U.S. unless it is reduced to writing and signed by an Officer of Stanley Black & Decker. Specific terms and conditions of the various benefits are governed by program documents and policies, which are subject to periodic update.

Commencing employment is contingent upon successful:

1.Submission of completed Pre-Employment forms, including the Invention and Confidentiality Agreement;
2.Pre-employment drug screen;
3.Background check;
4.Evidence of your authorization to legally work in the U.S. in accordance with Immigration and Naturalization Act (Form I-9);
5.Return of the signed MICP Restrictive Covenant Agreement;
6.Return of the signed Made in the USA Acknowledgement Agreement

We are delighted that you will be joining Stanley Black & Decker! There’s a lot of exciting work to be done and we know that you’ll make a great contribution to our success. If you have any questions, please do not hesitate to call me at _____________.

Sincerely,

/s/ Deborah Wintner

Deborah K. Wintner
CHRO, Tools & Outdoor
Stanley Black and Decker

I,     hereby accept the offer of employment as presented above on this

(print name)
     day of      2023. I understand that this letter sets forth the entire agreement between myself and Stanley Black & Decker, Inc. regarding my offer of employment, including the sections pertaining to the Relocation payments which state I shall repay the Company the full gross amount of such payments if, within two years of the date I relocate, I voluntarily terminate my employment, or my employment is terminated by the Company for Cause, and fully supersedes any other agreements, understandings, or promises from any representative of the Company.

Signature: /s/ Chris Nelson

Required Documents: Invention and Confidentiality Agreement; Background Check Consent Form; Benefits Guide; Restrictive Covenant; Made in the USA Acknowledgement Form; Executive Compensation Booklet; Relocation Policy; Stock Ownership Guidelines